Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the Winthrop Realty Trust Fourth Quarter and Full Year End 2010 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Beverly Bergman, Vice President and Director of Investor Relations for Winthrop Realty Trust. Thank you.

Ms. Bergman, you may begin.

Beverly Bergman, Vice President and Director of Investor Relations

Thank you, Doug. Good afternoon, everyone and welcome to the Winthrop Realty Trust conference call to discuss our fourth quarter and full year 2010 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

This morning, March 3, we issued a press release and posted on our website supplemental financial information, both of which will be furnished on a Form 8-K with the SEC. Both the press release and the supplemental financial information are available on our website at www.winthropreit.com, the press release in the News & Events section and the supplemental financial information in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can also access in the website’s News & Events section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions. We can give no assurance that these expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in our filings with the SEC. We do not undertake a duty to update any forward-looking statements.

Please note that in the press release, we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. This can be found in the FFO table of the press release. Please note that all per share amounts are on a diluted basis.

I’d like now to turn the call over to Michael Ashner. Michael?

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Beverly. Thank you all for joining us this afternoon. First, let me reiterate we are pleased with the continued flow of opportunities that we are reviewing and in view of the slow recovery in underlying real estate fundamentals, expect that flow of opportunities to continue at least through the near-term.

While we are satisfied with the $160 million plus of new investments made in 2010, hindsight suggests we over-weighted rather than underweighted risk, resulting in some missed opportunities. At this juncture, our predilection for investing in the debt component of the capital stack, particularly distressed debt, likely will continue as operating fundamentals still indicate to us that this is the best place to invest on a risk adjusted basis until fundamentals demonstrate material improvement.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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Having survived 2008 and 2009 without the need to raise deleveraging capital and then having invested significant capital throughout 2010 in new opportunities, Carolyn, myself and our board have identified a new challenge the company will focus on throughout 2011.

Steve Roth, a friend of mine, Chairman of Vornado, has often pointed out that it is not enough for a REIT to invest wisely as a real estate company, it must run its business wisely as a public company. To that end, we have taken a number of steps to enhance our transparency to the market. First and foremost, Carolyn has worked tirelessly with Tom Staples on improving and expanding the supplemental filings initiated in 2009.

In addition, we recently added a new schedule to that report this quarter which classifies our investments in a manner which is intended to assist investors in gaining a better understanding of how we evaluate and view our holdings collectively and individually as well as their intended future performance.

Further, we are presently considering additional proposals to improve the company’s financial transparency in order to assist you in better evaluating our assets, their performance and our collective underlying value.

As we’ve often stated, this is an investment environment much more to our liking. We will not hesitate to pursue aggressively the large and complex transactions with their potential for outsized returns, and to which we believe we are uniquely qualified to invest. While we still seek the singles and doubles we closed on in 2010, we have a special place in our hearts for the home runs emerging in today’s market.

The board’s and management’s intention in 2011 is to significantly but judiciously grow the company and its investment portfolio in this manner in order to maximize our potential and increase our value long-term. As our value proposition becomes better appreciated through our efforts to become more visible and transparent to the investment community, we anticipate that the market will respond in kind and allow Winthrop to improve its valuation.

Finally, we’re extremely pleased to announce today that our hard fought position in the Concord litigation has been upheld by the Delaware Supreme Court which confirmed the lower Chancery Court’s prior determination that Concord is entitled to submit for cancellation to its CDO the bonds owned by it. We believe this decision will favorably impact the company’s future earnings.

With that, I’ll turn the call over to Tom Staples. Tom?

Thomas Staples, Chief Financial Officer

Thank you, Michael.

Good afternoon, everyone. I will be providing an overview of Winthrop’s financial results, as well as a review of our business segments. We have furnished a supplemental report, which you can access on our website’s Investor Relations section.

For the quarter ended December 31, 2010, net income per common share was $3.8 million, or $0.14 per common share, compared with a net loss for common share of $6.0 million, or a loss of $0.34 per common share for the quarter ended December 31, 2009.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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Funds from operations per common share, referred to as FFO, for the fourth quarter of 2010 was $8.3 million or $0.31 per common share compared with a negative FFO of $2.0 million or negative $0.11 per common share for the fourth quarter 2009.

For the year ended December 31, 2010, net income per common share was $16.2 million or $0.72 per common share, compared with a net loss of $84.5 million or $5.19 loss per common share for the year ended December 31, 2009.

FFO per common share for the year ended December 31, 2010, was $32.4 million or $1.41 per common share as compared with negative FFO of $70.4 million or negative $4.32 per common share for the year ended December 31, 2009.

Operating results for the quarter ended December 31, 2010, by business segment were as follows:

With respect to our operating properties business segment, net operating income was approximately $5.7 million for the three months ended December 31, 2010, compared with an operating loss of approximately $5.7 million for the three months ended December 31, 2009.

This segment consists of our consolidated operating properties as well as our equity investments in operating properties. Net operating income from our consolidated operating properties was $6.4 million for the quarter ended December 31, 2010, compared to net operating income of $7.3 million before $10 million impairment charge for the quarter ended December 31, 2009.

While new acquisitions contributed approximately $100,000 in net operating income, net operating income from properties held during both periods declined by approximately $1.0 million. Rental revenues from these properties remained relatively stable declining by $200,000. Operating expenses and real estate taxes increased by $800,000 primarily as a result of expiring net leases being retenanted with gross operating leases and higher legal and professional fees related to tenant disputes.

Equity investments in operating properties generated a net loss of $800,000 for the quarter ended December 31, 2010, compared to a loss of $3.0 million for the same quarter in 2009. The Marc Realty portfolio generated $2.6 million favorable operating result primarily due to the 2009 operations including a $2.5 million impairment loss.  The Sealy portfolio generated an increased loss of approximately $400,000 as a result of higher vacancies at our Atlanta, Georgia properties.

We received cash distributions of approximately $1.0 million from the Marc Realty equity investments and $200,000 from our Sealy equity investments during the three months ended December 31, 2010.

With respect to our loan assets business segment, net operating income was $7.0 million for the three months ended December 31, 2010, compared to net operating income of $1.4 million for the three months ended December 31, 2009.

Net operating income from loan assets increased by approximately $5.6 million for the period as a result of increased interest income of $1.7 million, increased accretion of purchase discount of $2.1 million and realized and unrealized gains on loan securities of approximately $1.9 million.

With respect to our REIT securities business segment, net operating income was $1.1 million for the three months ended December 31, 2010, compared to net operating income of approximately $5.6 million during the prior year period.

The $4.5 million decrease in net operating income from the prior period was a result of a $3.1 million decrease in unrealized gain on REIT securities carried at fair value and a $2.2 million decrease in gains recognized on the sale of securities. The overall decline reflects the result of our divesture of the REIT securities.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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At December 31, 2010, we had cash, cash equivalents and restricted cash of $53.8 million compared to a balance of $76 million at December 31, 2009.

Lastly, on January 16, 2011 we paid a regular quarterly cash dividend of $0.1625 per common share for the fourth quarter of 2010.

Now I’ll turn the call over to Carolyn Tiffany. Carolyn?

Carolyn Tiffany, President

Thanks, Tom.

As Michael mentioned, we’ve been very active as it relates to our acquisitions as well as executing our business strategy for previously acquired assets.

As reported in today’s release, we executed an agreement to purchase for $25.2 million an effective 75% interest in a joint venture which owns the general partnership interests in and the developer fees receivable from partnerships owning 26 multifamily and senior housing properties.  This portfolio contains approximately 4,400 units located primarily in the Pacific Northwest and California and had an original limited partner investment of approximately $131.0 million. The properties have an in place aggregate net operating income of approximately $23.0 million and approximately $233.0 million in outstanding debt. We expect to close on this investment in the second quarter of 2011.

In addition, consistent with our strategy, we acquired through foreclosure on the collateral securing loans on the Deer Valley, Crossroads II, and Newbury Village apartment properties, which together have a carrying value of $19.2 million and we now own those underlying properties and include them in our operating properties business segment.

With the addition of four new properties, the three just discussed plus the acquisition of Crossroads I building from its lender, our operating properties portfolio including our joint ventures, now consist of 40 properties containing 8.5 million square feet with a carrying value on our balance sheet totaling over $372.0 million.

Our consolidated properties were 92.3% leased at December 31, 2010, compared to 84.6% leased at December 31, 2009, primarily as a result of the full lease-up of our Jacksonville, Florida property to Football Fanatics.

As you’ll recall, there were six Kroger leases, which expired and were not renewed in 2010. Of the six properties, the Athens, Georgia property was sold in November 2010. In addition we’ve entered into contracts to sell the St. Louis, Missouri and Knoxville, Tennessee properties for an aggregate sale price of $3.9 million. The Sherman, Texas and Lafayette, Louisiana properties are reverting back to their land owners and the Denton, Texas property which is the only property of the six that we will continue to hold, has been subdivided and we’ve retenanted 61% of that property.

Our litigation against our tenant at the Churchill property is proceeding. The trial is not expected until the fourth quarter of 2011 or the first quarter of 2012. In interim, we are managing the property and we’ve entered into leases with tenants for 16% of the property. However, in view of the deteriorated condition of the property, which is the subject of the pending litigation, leasing has been difficult.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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The three properties in our Sealy joint venture, two of which are located in northwest Atlanta, those being the Northwest Business Center and Newmarket and there is one located in Nashville, Tennessee, had occupancies of 75%, 66% and 86% respectively at December 31, 2010. This compares to occupancies of 73%, 78% and 86% at December 31, 2009.  While the Northwest Business Center property improved slightly during 2010 and shows continued improvement, the Newmarket Atlanta property leasing activity has remained stagnant.

The mortgages encumbering each of the Georgia properties have been transferred into special servicing and we, together with our joint venture partner, are close to finalizing a restructuring of the mortgage loan on the Northwest Business Center which will include a discounted payoff. We have initiated negotiations for a comparable restructure on the Newmarket property.  Of course the restructuring remains subject to final lender approvals.

The occupancy at our multi-tenanted Lisle, Illinois properties suffered this year. As of December 31, 2010, occupancy at one of these properties known as 550-650 Corporetum has dropped to 52% from 70% at December 31, 2009. One major tenant vacated along with three smaller tenants.  Since year-end, we have re-leased 6.5% of the property. At our other Lisle, Illinois property referred to as 701 Arboretum, we received notice from our major tenant with whom we’ve been negotiating an extension of its lease that it had decided not to renew its space at the expiration of its lease term on December 31, 2010, but agreed to hold over until March 31, 2011. As a result, this property will be down to 33% occupied as of April 1, 2011.  We are aggressively marketing these properties for lease. It’s a challenging market, and we’ve reached out to the lender in an effort to have the loan, which is cross-collateralized by the two properties, transferred into special servicing and we’re seeking a restructuring of the loan consistent with our efforts on the Sealy properties.

The Marc Realty portfolio in which we hold an equity investment, was 82.2% occupied at December 31, 2010, as compared to 84.1% at December 31, 2009. Overall, this portfolio continues to have a relatively steady performance, despite the challenging economy.

The newest additions to our office operating properties, Crossroads at Meridian I and II located in the Denver, Colorado submarket of Englewood and the Deer Valley professional building located in Phoenix are still in their lease-up phase. These properties have been experiencing positive leasing activity and we’re really excited about the addition of these assets to the portfolio.

Our per square foot cost basis for Crossroads Meridian I and II was $75 per square foot and our cost basis for Deer Valley, which is medical office, is $150 per square foot, both of which are significantly below replacement cost.

While we’re not a mortgage REIT, as Michael mentioned, we have made significant investments in loan assets as we view this area of the capital stack to currently have the most opportunity.  The aggregate December 31, 2010 carrying value of our loan assets is $130.0 million. I’ll direct you to our supplement pages 9 and 10 to which Michael referred earlier. On these pages, you can see which loans we expect full repayment and those loans for which there could be an equity participation. We’ve also provided the information necessary in order to calculate our yields to maturity.

Turning to our investment in REIT securities, as of December 31, 2010, our REIT securities consisted of assets of $33.0 million.  During 2010, we divested of REIT securities with a cost basis of $23.2 million and received total proceeds of $31.2 million, excluding interest and dividends from these securities. We have reduced new investment activity in this business segment and sold all of the REIT bonds. With respect to the preferred shares we continue to hold, but will divest as needed to fund future acquisitions.  Our investment in common stock reflects our view of potential for investments relating to the underlying issuers in which we may or may not to participate.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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Finally, we amended our existing revolving line of credit with KeyBank such that the maximum borrowing was increased from $35.0 million to $50.0 million, with an accordion feature of up to $150.0 million. The maturity date was extended to March 2014. We will use proceeds from the new line to repay the mortgages encumbering our Andover and Burlington properties of $8.7 million.  In addition, we will use proceeds from the new line to repay our $19.0 million loan which was collateralized by certain of our net leased properties which we commonly refer to as the Finova portfolio.

As a result of these transactions we have no mortgage loans on our balance sheet maturing in 2011.

We are well poised coming into 2011 and as Michael discussed, we look forward to continuing the growth of our company. And with that we’ll open it up for questions. Operator?

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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QUESTION AND ANSWER SECTION

Operator:  Thank you. Ladies and gentlemen, at this time we will be conducting a question and answer session. [Operator Instructions] Our first question comes from the line of Joshua Barber from Stifel, Nicolaus. Please proceed with your questions.

<Q – Joshua Barber>: Hi, good afternoon. I was wondering if you could talk a little bit about this multi-family JV that you guys just entered into. I’m just assuming from the purchase price that it’s a Class B or below apartments?

<A – Carolyn Tiffany>: Actually that’s not true, they were all – they were all relatively new. I – it just happened to be a great opportunity, they are nice. I would say the age of the property ranges, they were built from say 1999 to 2007.

<A – Michael L. Ashner>: That’s clearly Class A properties.

<Q – Joshua Barber>: Okay, I guess the question would be more why is this – so it doesn’t seem that it’s a ridiculously over-leveraged portfolio and with the amount of NOI it’s throwing off, what I guess is enabling you to get this at the pricing that you are getting it at?

<A – Michael L. Ashner>: What we acquired – this housing is a senior housing primarily and lower income housing, tax credit housing, so that the cash flow in the transactions are basically directed towards a general partner. So what we invested in was we acquired a 75% interest in a general partner which holds the economics of these buildings.

<Q – Joshua Barber>: Okay, understood.

<A – Carolyn Tiffany>: I think Josh just to answer your question a little bit, we’ve been in discussion with these people for a while, the seller has some personal things they were going through and they knew that we could get our arms – because of our experience with limited partnerships, they understood that we could get our arms around this portfolio relatively quickly, we have experience dealing with limited partners and that we would be able to close quickly.

<Q – Joshua Barber>: Right, but you don’t actually have to consolidate the apartments on your balance sheet. Now you are just consolidating the partnership interest in their GP.

<A – Carolyn Tiffany>: That is correct. We will be consolidating our interest in the general partner.

<Q – Joshua Barber>: Okay. But it’s not going – the income will just be whatever income you are getting from the general partner, it won’t be the P&L of the actual units themselves?

<A – Carolyn Tiffany>: Well effectively what we’ve acquired is the general partner owns receivables so we’ll have a lot of interest income and income related to those receivables as well as the general partner’s share of the operating partnership. So we’ll have an equity investment in the general partner and that general partner will allocate to us our share of the interest income and the operations from the property but you are right the operations from the property initially will be a small component. It will largely be from the developer’s fees first.

<A – Michael L. Ashner>: And over time the developer’s fees are advertised, fully advertised then the income comes from the operations of the properties themselves, but I think it’s best to think about it that ultimately all of the cash flow from the properties whether it’s allocated to the general partner’s fees, whether it’s allocated – or whether it comes to us from the properties themselves, comes from the operations of the properties.

<A – Carolyn Tiffany>: That’s correct.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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<Q – Joshua Barber>: Right. Following up a little bit on your comments before on Concord it sounds like that’s an interesting victory for I guess a lot of people in the mortgage world. Do you actually expect to get some cash flow now from Concord?

<A – Michael L. Ashner>: Yes. Absolutely.

<Q – Joshua Barber>: Okay. Are any of the CDOs there – excuse me is the CDO itself still passing its test or would that just be manager fees and whatever you have from your residual interest left in the bonds.

<A – Michael L. Ashner>: As a result of the victory the CDO will pass its tests, so we’ll be getting both management fees as well as cash flow. By the way, this victory, whatever you want to call it, benefits equally Lexington as well as the Inland. We are all beneficiaries of this.

<Q – Joshua Barber>: Right. You still have the 40% interest in that if memory serves?

<A – Michael L. Ashner>: Yeah. It’s more complicated than that now and I think it’s 33% interest. Lexington and ourselves are the manager and Inland and the cash flow in excess of the management fees is shared equally amongst the three of us. But all three of us benefit from it.

<Q – Joshua Barber>: Okay. And just turning to the Sealy portfolio. If you [audio gap] the DPO on at least one of the assets and perhaps on another, is there any need for an impairment or has some of that already been taken this year?

<A – Carolyn Tiffany>: No, we haven’t – there hasn’t been a need for impairment, it’s about – we carry this joint venture as an equity method accounting and we’re under APB 18, we’ve certainly looked at it, because this has generated loss over time, our balance has actually gone down sort of organically from the losses and it’s something obviously we pay close attention to, but there is no impairment warranted.

<Q – Joshua Barber>: Okay. Sounds like the year’s off to a strong start. Thanks a lot.

<A – Carolyn Tiffany>: Thank you.

Operator:  [Operator Instructions] Our next question comes from the line of Brett Reiss from Janney Montgomery Scott. Please proceed with your question.

<Q – Brett Reiss>: Good afternoon.

<A – Carolyn Tiffany>: Good afternoon.

<A – Michael L. Ashner>: Hi.

<Q – Brett Reiss>: The funds from operations for the year were they – they came in at $1.41 and your indicated dividend is $0.65 in there. Granted, funds from operations, because of your deal-making activity, can be kind of lumpy, but can you give me some sense of how the Board will look at – is there going to be a percentage of funds from operations that will be set as a distribution rate? Can you just give me some thoughts on that?

<A – Carolyn Tiffany>: Sure. Our distribution policy really hasn’t changed. I mean as a REIT we understand that it’s important to maintain a steady dividend and obviously we’d like to grow that dividend but only to the extent we’re confident that we’ll have recurring cash flow to sustain it.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
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We do look at it periodically and to the extent there is a special dividend as a result as you refer to the lumpy kind of proceeds that we get, we will consider it. But we also do have some net operating losses and capital losses that we may use to shelter and reinvest the capital. But I guess, I would say to you our goal is to keep our dividend as steady as we can.

<Q – Brett Reiss>: Okay, with respect to the resort hotel deals that you’re attempting to do with Paulson, when you went after an aggressive deal with Stuyvesant Town, Peter Cooper Village, and it didn’t work, the exposure to the firm was basically some legal fees, so there was limited downside and the upside was enormous. When I look at the resort hotel deal, is it the same dynamic or is our exposure, if it doesn’t work, greater? Can you give me some comfort level or feel there?

<A – Michael L. Ashner>: Right now our exposure to the CNL deal is simply legal fees. It’s basically we have optionality in the transaction. It’s structured to provide us with upside optionality and very little downside risk other than legal fees.

<Q – Brett Reiss>: Okay. Now, if – and I appreciate that. Could you – now, you may want to do this offline [inaudible]

<A – Michael L. Ashner>: [inaudible] in fairness, it --

<Q – Brett Reiss>: Yes.

<A – Michael L. Ashner>: [inaudible] should be advised that at a point and – Lexington and/or Inland chose to participate, we would welcome their participation, it is initially a Concord investment.

<Q – Brett Reiss>: Okay. Could you just give me a little bit of a better – the lawsuit that you prevailed and apparently is very good for the company. Could you just give me a little bit of background so I can understand that a little bit better as to why it’s a good day for the company, or if you prefer to do it offline, that’s acceptable too.

<A – Michael L. Ashner>: Well, without tying up everyone’s time on the phone and I’m sure Carolyn will be delighted to do it offline, in essence, we had purchased bonds in the CDO, and we had submitted them for cancellation. By canceling the bonds, we would have reduced the overall leverage in the CDO and which would restore the dividends and cash flow to the equity holders, the equity holders being Inland, Lexington and ourselves, as well as their management fees. They challenged our right to cancel those bonds that we had acquired and that’s what the lawsuit was about.

<Q – Brett Reiss>: Okay, great. All right. Thank you for answering all my questions.

Operator:  [Operator Instructions] It appears there are no other questions in the queue. I’d like to hand the call back over to Mr. Ashner for closing comments.

Michael L. Ashner, Chairman and Chief Executive Officer

Again, we appreciate you joining us on today’s call. If you would like to receive additional information about us, please contact Beverly in our offices or you can also find additional information about us on our website. Feel free to contact myself or any other member of our management team at your convenience with any questions you may have about the company’s investments, its operations. And thank you all, and have a good afternoon.

Operator:  Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

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Winthrop Realty Trust, Inc.	FUR	Q4 2010 Earnings Call	Mar. 3, 2011
Company▲	Ticker▲	Event Type▲	Date▲

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